Exhibit 10.5

COSTCO DEFERRED COMPENSATION PLAN

Amended and Restated September 8, 2008

Article 1 – Introduction

This deferred compensation plan was established by Costco Wholesale Corporation, a Washington corporation (“Costco”), on January 30, 1990, and has been amended and restated from time to time. This is the restated Plan on September 8, 2008, which is intended to conform with section 409A of the Internal Revenue Code (“Code”). The purpose of this plan is to provide flexibility in timing the receipt of compensation to a select group of management and highly compensated employees.

Article 2 – Definitions

Whenever used in this plan, the following terms shall have the meanings set out below, unless the context clearly indicates otherwise. When the defined meaning is intended, the term is capitalized.

2.1	“Account” - The separate bookkeeping account established for each Participant on the books of the Company for purposes of recording amounts credited with respect to each calendar year’s deferral under the Plan and any associated Company matching credits under Article 5 and interest credits under Article 7. “Accounts” shall refer to the aggregate accounts of each Participant. Effective September 4, 2001, all bookkeeping accounts established under the Costco Deferred Compensation Plan for Employees of The Price Company shall be transferred to become Accounts in this Plan, each participant with an account in that plan shall become a Participant in this Plan, and that plan shall be terminated.

2.2	“Affiliate” - Any entity with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, except that, for purposes of determining whether there is a controlled group or common control, the language “at least 50 percent” is used instead of “at least 80 percent.”

2.3	“Bonus” - A bonus awarded under the Costco Executive Bonus Plan during the year in question.

2.4	“Change of Control” - A change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined for purposes of Code section 409A(a)(2)(A)(v).

2.5	“Committee” - The “Benefits Committee” appointed by Costco to administer the employee benefit programs offered to employees of Costco and its subsidiaries. If there is no acting committee, the Plan shall be administered by Costco acting through its Chief Financial Officer.

2.6	“Company” - Costco Wholesale Corporation and any Affiliate thereof.

2.7	“Participant” - An eligible employee who has elected to defer payment of any portion of Salary or Bonus under the Plan.

2.8	“Plan” - The Costco Deferred Compensation Plan reflected in this document.

2.9	“Prior Deferred Compensation” - Amounts that were previously deferred but that are due to be paid out during the year in question.

2.10	“Salary” - The basic compensation of a Participant paid by the Company during the year in question before payroll deductions, including overtime pay and shift differentials, but excluding bonuses, fringe benefits, and disability pay. Salary does not include amounts earned by a Participant after being permanently transferred to a foreign Affiliate and taken off the U.S. payroll.

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2.11	“Terminates Employment” - A “termination of employment” or “separation from service” as defined in Treas. Reg. section 1.409A-1(h). However, with respect to an employee, a termination of employment will occur at the date reasonably anticipated by Costco and the employee that the Participant’s level of service will permanently decrease to 21% or less of the average level of service provided by the Participant over the immediately preceding 36 month period (or, if providing services for less than 36 months, such lesser period).

Article 3 – Eligibility and Selection of Participants

Eligibility shall be limited to a select group of management or highly compensated employees as designated by the Company for each year. Eligibility for participation in the Plan may change from year to year, depending on an employee’s position within the Company or on any other factors at the sole discretion of the Company. A Participant who is removed from the eligibility list due to demotion to a position or a salary level that is not eligible for participation shall continue to participate with respect to the deferrals already made under the Plan, including deferrals of Prior Deferred Compensation, but the Participant’s compensation after the demotion shall not be eligible for deferral hereunder until the Participant is re-designated in the eligibility list.

Article 4 – Election to Defer

4.1	Initial Deferral Election. Prior to December 15 of the immediately preceding calendar year, or such earlier date set by the Committee as necessary to comply with Code section 409A, a Participant may elect to defer a specified amount of the Participant’s expected compensation in the calendar year in question.

4.2	Source of Deferrals. Subject to Section 4.4, a Participant may elect, under the terms and conditions of the Plan, to defer all or a portion of his or her Salary and/or Bonus. Such election shall be made by written notice in the manner specified by the Company and shall be irrevocable on December 15 or such earlier date set by the Committee under Section 4.1 as the last day for making the election.

4.3	Crediting of Deferrals. A Participant’s Account shall be credited with the appropriate deferral at the time the Salary and/or Bonus would have been paid to the Participant if a deferral election had not been made, or in any other manner determined by the Company; provided that such deferrals during the applicable plan year, in the aggregate, shall reflect the Participant’s elections in accordance with Code section 409A. If an expected item of compensation would not have been paid to the Participant for any reason, the deferral election is inoperative, and no deferral shall be credited for that item. For avoidance of doubt, in the case of a dollar amount elected to be deferred from total yearly Salary, where the dollar amount deferred is deducted proportionally from each paycheck, no dollar amount shall be treated as deferred from any Salary that is not received.

4.4	Deductions. The Company shall deduct from any deferred amount any necessary payroll withholding and all other amounts it may be required to withhold from the deferral amount by law, to the extent allowed under Code section 409A, and the amount credited to a Participant’s Account shall be reduced by any such deductions. In addition, the Company shall first deduct from a Participant’s Salary or Bonus any other allowed voluntary deductions the Participant may have elected, such as deductions for health care or other benefits and deferrals under the Company’s 401(k) retirement plan, and any other amounts required to be deducted by law, such as amounts that must be paid according to a legally established lien, levy, or court order. The maximum amount that can be elected to be deferred shall be the remaining amount of Salary or Bonus after all such deductions from Salary or Bonus under this Section 4.4.

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Article 5 – Company Matching Credit

5.1	Matching Amount. The Company will match a portion of each Participant’s annual deferral of Salary and Bonus by crediting to his or her Account an amount equal to 50% of the Salary and Bonus deferred by the Participant, up to a maximum credit by the Company of $5,000 per calendar year. Such amounts will be credited on or about January 1 following the calendar year of such annual deferral only to Participants who are still employed by the Company on January 1 following the year of deferral. No matching credit shall be given for re-deferrals of Prior Deferred Compensation.

5.2	Vesting. The Company matching contributions credited under this Article shall vest on a “class year” basis, as follows:

(a)	20% immediately on the January 1 that the Company match is credited to a Participant’s Account; and

(b)	An additional 20% each following January 1, subject to the employment requirement described below, until the matching credit is 100% vested.

Vesting applies to each year’s matching credit on a separate, “class year” basis. Thus, five years after a Participant’s matching contribution is first credited in connection with the Participant’s first deferral, the Participant will be 100% vested in that first year’s matching credit, but not in the matching credits posted for deferrals in subsequent years, which vest separately according to the number of years that pass from the time of each deferral. Notwithstanding the foregoing, matching credits may be forfeited and the vested portion of a Participant’s matching Accounts may be decreased in the event of a hardship distribution of the deferrals to which the matching credits relate, under the terms set forth in Article 9.

A Participant must remain employed by the Company on the vesting date in order to be entitled to vesting credits on any January 1. However, a Participant shall become 100% vested in all Company matching credits, regardless of the class year vesting that would otherwise apply, in the following events:

(a)	The Participant becomes totally disabled (as determined in accordance with Section 6.5) while employed by the Company;

(b)	The Participant dies while employed by the Company;

(c)	The Participant earns 65 “Vesting Points” while employed by the Company. A Participant shall be credited with one Vesting Point for each year of service with the Company and one Vesting Point for each year of age not to exceed 60 years of age. If a Participant Terminates Service after having reached 65 Vesting Points and is subsequently rehired, he will continue to be treated as having earned 65 Vesting Points on rehire. If a Participant Terminates Service without earning 65 Vesting Points, and is subsequently rehired, years of service with the Company will include only those years of service beginning after the Participant is rehired.

5.3	Forfeiture of Credits for Cause. Notwithstanding the foregoing, the Company retains the right to void the Company matching credit posted under Section 5.1, together with interest posted on all of a Participant’s Accounts, if a Participant is terminated for cause.

Article 6 – Timing and Manner of Distribution

6.1	Option. At the time of each deferral election, a Participant shall make an irrevocable election to receive his or her Account (along with any vested portion of the Company’s matching credit for that Account and the earnings credited to that Account) in one of the following forms:

(a)	Payment of the Account in a single lump sum payment in the first calendar quarter of a specified calendar year five or more years after the calendar year during which such compensation would have been paid, were it not deferred; or

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(b)	Payment of the Account in a specified number of approximately equal annual installments (with a maximum of ten installments), beginning in the first calendar quarter of a specified calendar year five or more years after the calendar year during which such compensation would have been paid, were it not deferred.

If a Participant fails to specify one of the payment options described above, such Participant shall be deemed to have specified the single lump sum payment option payable five years after the calendar year during which the compensation would have been paid, were it not deferred. If a Participant elects installment payments, the amount of any given installment shall be determined by dividing the then-current value of the Account by the remaining number of unpaid installments.

The minimum period of deferral is five years. For example, if funds were deferred from income otherwise payable in calendar year 1995, the earliest a lump sum payment or installment payment can be made from those particular funds would be in the first calendar quarter of the year 2000. However, distribution will be made earlier if a Participant dies, becomes totally disabled (as determined in accordance with Section 6.5), or Terminates Employment with the Company before reaching the age of 65, in the case of deferrals made before 1997, or before earning 65 “Vesting Points” while employed by the Company, in the case of deferrals made on or after January 1, 1997 (in accordance with Section 6.3).

6.2	Change in Time or Form of Distribution. A Participant’s election to change the time or form of distribution of Prior Deferred Compensation shall be made by such date set by the Committee and shall be irrevocable as of the last date set for making such election. Such election shall not take effect until at least 12 months after the date of the election, must be made no less than 12 months prior to the date of the otherwise scheduled first payment of the Prior Deferred Compensation, and must defer payment not less than 5 years from the date payment would otherwise be made or, in the case of installments, would begin to be made.

6.3	Termination Before Age 65 Without 65 Vesting Points. If a Participant Terminates Employment with the Company prior to reaching age 65, in the case of deferrals made before 1997, or before earning 65 “Vesting Points” while employed by the Company, in the case of deferrals made on or after January 1, 1997, the Participant’s Accounts, to the extent vested, shall be paid to him or her in a lump sum within 90 days after the Participant Terminates Employment. Notwithstanding the foregoing, in the case of a Participant who is determined to be a specified employee under Code Section 409A(a)(2)(B)(i), no payment under this Section 6.3 shall be made before the date that is six months after the Participant Terminates Employment, or upon the Participant’s death, if earlier. A payment otherwise due during the six months after the Participant Terminates Employment shall be paid on the first day of the seventh month following the date the Participant Terminates Employment. If a Participant who has Terminated Employment is rehired, the distribution of the Participant’s account balance on the Participant’s Termination of Employment will be made notwithstanding the Participant’s being rehired. For purposes of distribution of account balances contributed after rehire, if a Participant is rehired after having reached age 65 “Vesting Points” at the time he originally Terminated Service, he will continue to be treated as having earned 65 Vesting Points on rehire. If a Participant is rehired after having Terminated Service without earning 65 Vesting Points, years of service with the Company will include only those years of service beginning after the Participant is rehired. The Company retains the right to void the Company matching credit, as well as interest posted on all of a Participant’s Accounts, if the Participant is terminated for cause.

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6.4	Death. Upon the death of a Participant, his or her Accounts, to the extent vested, shall be paid in a lump sum to his or her designated beneficiary within 90 days after the Participant’s death. If the Participant had designated a spouse as beneficiary but is divorced from that spouse at the time of death, then the designation of the former spouse shall be ineffective, unless the Participant re-designated the former spouse as beneficiary after the date of the divorce. Any designation of secondary or other beneficiaries shall not be affected by the disqualification of a former spouse, except that the former spouse shall be deemed to have died before the Participant. If a Participant has not made an effective beneficiary designation under this Plan, or if all designated beneficiaries predecease the Participant, the designated beneficiary shall be the beneficiary designated by the Participant to receive life insurance benefits under The Costco Wholesale Corporation Flexible Benefits Plan, unless that beneficiary is a former spouse designated as beneficiary before the date of the divorce, in which case the former spouse shall be treated as if he or she had died before the Participant. If no effective beneficiary has been designated by the Participant under the Costco Wholesale Corporation Flexible Benefits Plan, or if all designated beneficiaries predecease the Participant, the death benefit shall be paid to the Participant’s estate. (If a Participant dies while employed by the Company, the Participant’s matching credits shall become 100% vested.)

6.5	Disability. Upon the total disability of a Participant while employed by the Company, the Participant’s matching credits shall become 100% vested and the vested portion of the Participant’s Accounts shall be paid to him or her in a lump sum within 90 days after such total disability. A Participant is totally disabled under this Plan only when found to be totally disabled by the Social Security Administration, and if such Participant presents proof of eligibility for Social Security disability income benefits to the Committee or its designee.

6.6	Deductions. The Company may deduct from any distribution under this Plan any necessary payroll withholding, any other amounts required to be deducted by law, and any amounts owed by the Participant to the Company.

Article 7 – Interest Credits

7.1	Interest on Accounts. As of the end of each month, the Company shall credit to each Participant’s Accounts interest on all deferral and matching amounts credited by such time based on the interest rate as determined by Section 7.2 or Section 7.3, whichever is appropriate.

7.2	Normal Interest Rate. Interest shall be credited at the monthly equivalent of the annual rate published as the local Bank of America Prime Rate in effect at the date interest is posted.

7.3	Bonus Interest Rate. If a Participant dies while employed by the Company, or if a Participant meets either of the service requirements described below, interest shall be credited thereafter at the monthly equivalent of the annual rate published as the local Bank of America Prime Rate plus one percent, and for all the Participant’s Accounts then in the Plan, interest shall be recalculated retroactively to add one percent to the interest rate in effect at the time the interest was posted for all years of deferral. In all situations, the method of calculation shall be determined pursuant to rules of administration established by the Committee. For purposes of this section, a Participant qualifies for the bonus interest rate in the following events:

(a)	The Participant dies while employed by the Company;

(b)	With respect to deferrals made before 1997, the Participant reaches the age of at least 65 while the Participant is employed by the Company; or

(c)

With respect to deferrals made on or after January 1, 1997, the Participant earns 65 “Vesting Points” while employed by the Company. A Participant shall be credited with one Vesting Point for each year of service with the Company and one Vesting Point for

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each year of age not to exceed 60 years of age. If a Participant is rehired after having earned 65 Vesting Points at the time he originally Terminated Service, he will continue to be treated as having earned 65 Vesting Points on rehire. If a Participant is rehired after having Terminated Service without earning 65 Vesting Points, years of service with the Company will include only those years of service beginning after the Participant is rehired.

7.4	Forfeiture of Interest for Cause. Notwithstanding the foregoing, the Company retains the right to void all interest posted on all of a Participant’s Accounts if a Participant is terminated for cause.

Article 8 – Rights of Participants and Funding

8.1	No Right to Employment. Nothing contained in the Plan shall:

(a)	Confer upon any Participant any right with respect to continuation of employment with the Company;

(b)	Interfere in any way with the right of the Company to terminate a Participant’s employment at any time;

(c)	Confer upon any Participant or other person any claim or right to any distribution under the Plan, except in accordance with its terms; or

(d)	Guarantee continued eligibility for participation in the Plan.

8.2	Unfunded Plan. This Plan shall be unfunded, as that term is defined for tax purposes under the Internal Revenue Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan constitutes a mere promise by the Company to make benefit payments in the future, and any compensation deferred under this Plan, the Company matching credits, and the interest credited to a Participant’s Accounts shall continue to be a part of the general assets of the Company. To the extent that a Participant, former Participant, or beneficiary acquires a right to receive payments from the Plan, such right may be no greater than the right of any unsecured general creditor of the Company.

8.3	Assignment Prohibited. Except as expressly provided herein, no right or interest of any Participant or beneficiary in any Account in the Plan shall, prior to actual payment or distribution to such Participant or beneficiary, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant or beneficiary by execution, levy, garnishment, attachment, pledge, bankruptcy, encumbrance, alienation, anticipation, sale, or in any other manner.

Article 9 – Hardship Payments

9.1	Early Payment of Deferred Amounts. Unless otherwise permitted in the Plan, or allowed by the Committee consistent with Treas. Reg. section 1.409A-3(j)(4), a Participant shall not be entitled to payment of any portion of his or her Accounts before payments are otherwise due under the normal terms of the Plan. However, in cases of extreme financial hardship, the Committee may authorize (on a nondiscriminatory basis and taking into account other resources of the Participant) a hardship payment of the portion of a Participant’s deferral Account (excluding any interest credited to date and any matching credits) in the minimum amount that is required to meet the need created by the extreme financial hardship (including amounts necessary to pay taxes reasonably anticipated to result from the hardship payment).

In order to qualify under this section, the hardship must be the result of an unforeseeable emergency. For this purpose, an “unforeseeable emergency” is an event or circumstance

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described under Treas. Reg. section 1.409A-3(i)(3), i.e., an extraordinary and unanticipated emergency that is caused by an event beyond the control of the Participant (such as an illness, accident, casualty or other similar extraordinary and unforeseeable event) and that would result in severe financial hardship to the Participant if the early payment were not permitted. The Participant must supply written evidence of the financial hardship and must declare, under penalty of perjury, that the Participant has no other resources available to meet the emergency, including the resources of the Participant’s spouse and minor children that are reasonably available to the Participant. The Participant must also declare that the need cannot be met by any of the following:

(a)	Reimbursement or compensation by insurance or otherwise;

(b)	Reasonable liquidation of the Participant’s assets (or the assets of the spouse or minor children of the Participant) to the extent such liquidation will not itself cause severe financial hardship;

(c)	Suspending all of the Participant’s contributions to any employee benefit plan (and the spouse’s contributions to any plan), including this Plan, to the extent such contributions may or are required to be suspended; or

(d)	Applying for distributions or loans from any other plans in which the Participant or the Participant’s spouse participate.

The Committee may delegate decision-making authority hereunder to an independent person who may or may not be an employee of the Company.

9.2	Forfeiture of Related Matching Credits. No hardship payments are available from a Participant’s matching Accounts. Furthermore, any hardship payment shall result in the forfeiture of any matching credits (and related interest credits) attributable to the amounts paid. For this purpose, hardship payments shall be deemed to consist first of any portion of an Account that was not entitled to a matching credit. However, when a forfeiture of a matching credit occurs, the remaining portion of the matching Account shall be subject to the same vested percentage as the Account before the forfeiture, even though this reduces the amount of what was formerly the vested portion of the Account.

For example, assume that a deferral of $12,000 was made in 1995, which entitled a Participant to a matching credit of $5,000 on January 1 of 1996. Assume also that the Participant receives a hardship payment of $6,000 in June of 1997, when the matching Account is 40% vested (in the apparent amount of $2,000). The first $2,000 of the hardship payment will be deemed to have been taken from deferrals not subject to the match. However, the remaining $4,000 of the payment results in a forfeiture of $2,000 of the matching credit in the Account and of any related interest credits. Ignoring interest credits for purposes of illustration, the $3,000 remaining matching credit remains 40% vested, which results in a revised vested amount of $1,200.

9.3	Suspension of Participation. A Participant who receives a hardship payment from this Plan shall be suspended from further participation in this Plan for the remainder of the calendar year in which the payment was made. Moreover, a Participant who receives a hardship distribution from the Costco 401(k) Retirement Plan (or from any other qualified 401(k) plan maintained by the Company) shall be suspended from further participation in this Plan for a period of 12 consecutive months, which period shall be reduced to 6 months effective January 1, 2002. Deferrals already elected under this Plan shall not be made during any suspension period, and an election for deferrals for a subsequent year shall not be effective until the suspension period has expired.

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Article 10 – Administration

10.1	Plan Amendment or Termination. The Company or the Committee may, from time to time, amend or suspend any or all of the provisions of the Plan, prospectively or retroactively as it shall see fit. The Company or the Committee may also terminate the Plan at any time. If the Plan is terminated, the value of each Participant’s Accounts as of the date of termination shall be fully vested and distributed to such Participant in a lump sum as soon as administratively feasible, as long as such a distribution shall not result in non-compliance with Code section 409A, including the required six-month delay in payments for specified employees, if applicable. The Plan shall not be amended retroactively in any way that would reduce the accrued vested balance of a Participant’s Accounts as of the date of the amendment.

Amendments to the Plan, including termination of the Plan, shall be valid upon execution by any four members of the Committee, and no formal approval by the Board of Directors of the Company shall be required. However, the Company may also amend or terminate the Plan by resolution of the Board of Directors or an appropriate subcommittee thereof, and such amendment or termination supersedes any inconsistent action by the Committee, except as provided in Section 10.4, relating to a Change of Control of the Company.

10.2	Plan Administration. The administration of the Plan shall be vested in the Committee. The Committee shall, subject to the express provisions of the Plan, have power to construe the Plan, interpret the meaning of its terms, prescribe rules and regulations relating to the Plan, and make all determinations necessary or advisable for the administration and interpretation of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan document in the manner and to the extent deemed expedient to effect the intent of the Company and the purpose of the Plan. The Committee may delegate all or any part of its power under this Section 10.2 to a single member of the Committee.

10.3	Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

10.4	Change of Control. If the threat of a Change of Control is accompanied by the filing of Form 13-D with the Securities and Exchange Commission, the Committee shall meet and discuss what, if any, actions regarding this Plan should be taken. In that event, the Committee may elect to terminate the Plan within 30 days before or 12 months following the Change of Control; to secure benefits under the Plan by the establishment of a "Rabbi Trust" in the form set out in Revenue Procedure 92-64 (or any successor ruling or regulation that established an IRS model rabbi trust) or in such other form as may be acceptable to the Committee; to accelerate vesting credits under the Plan; to grant all Participants the higher rate of interest described in Section 7.3; or take any other actions that the Committee deems advisable in order to protect the interests of Participants in the Plan. Furthermore, upon and after a Change of Control, the Plan may not be amended or terminated without the consent of the Committee, as the Committee was constituted before the Change of Control occurred.

Article 11 – Claims Procedure

11.1	Interpretation. Any Participant (or the beneficiary of a deceased Participant) desiring a benefit under, interpretation of, ruling under, or information regarding this Plan shall submit a written request regarding the same to the Committee. The Committee shall respond in writing to any such request as soon as practicable. Any such ruling or interpretation by the Committee shall be final and binding on all parties, subject to the following appeal procedures.

11.2

Denial of Claim. If a claim for benefits under this Plan is denied in whole or in part, the Committee shall notify the claimant in writing of such denial and of his or her right to a conference with an individual designated in the notice for the purpose of explaining the denial. The denial notice will be provided within 90 days after a claim is received by the Committee. If special

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circumstances require an extension of time for processing a claim beyond the initial 90-day period, written notice of the extension will be furnished before the end of the initial 90-day period. An extension of time will not exceed a period of 90 days from the end of the initial 90-day period. An extension notice will explain the reasons for the extension and the expected date of a decision.

11.3	Contents of Written Notice of Benefit Denial. If a claim for benefits under this Plan is denied, the written notice will include the following:

•	the specific reason or reasons for the denial;

•	references to the specific Plan provisions on which the denial is based;

•	a description of any additional material or information necessary in order to perfect the claim, and an explanation of why such material or information is needed;

•	an explanation of the Plan’s review procedure for denied claims, including the applicable time limits for submitting a claim for review; and

•	a statement of the right to bring a civil action under Section 502(a) of ERISA, if a claim is denied on appeal.

11.4	Appeal Procedure. If the claimant does not want a conference, or is dissatisfied with its outcome, the claimant may appeal a denial of a claim for benefits. The claimant (or a duly authorized representative) must file a written appeal with the Committee within 60 days after receipt of written notice of the denial.

The claimant may submit a written statement, documents, records, and other information. The claimant may also, free of charge upon request, have reasonable access to and copies of Relevant Documents. The review will consider all statements, documents, and other information submitted by the claimant, whether or not such information was submitted or considered under the initial denial decision. Claim determinations are made in accordance with Plan documents and, where appropriate, Plan provisions are applied consistently to similarly situated claimants.

11.5	Timing and Effect of Appeal Decision. A decision on an appeal will be made by the Committee not later than 60 days after an appeal is received, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after an appeal is received. Written notice of any extension of time will be sent before the end of the initial 60-day period explaining the reason for the extension and the expected date of the appeal determination. If an extension is required because the claimant has not provided the information necessary to decide the claim, the time period for processing the claim will not run from the date of notice of an extension until the earlier of 1) the date the Plan receives a response to a request for additional information or 2) the date set by the Plan for the requested response (at least 45 days).

The decision by the Committee on review shall be final and binding upon the claimant and all persons claiming by, through, or under the claimant, subject to the right to appeal under applicable law.

11.6	Contents of Appeal Decision. The decision on review will be in writing and will include the following information:

•	the specific reason or reasons for the decision;

•	reference to the specific Plan provisions on which the decision is based;

•	a statement of the right to receive, upon request free of charge, reasonable access to and copies of Relevant Documents; and

•	a statement of the right to bring a civil action under Section 502(a) of ERISA.

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11.7	Relevant Documents. Relevant Document means any document, record or other information that:

•	was relied upon in making a decision to deny benefits;

•	was submitted, considered, or generated in the course of making the decision to deny benefits, whether or not it was relied upon in making the decision to deny benefits; or

•

demonstrates compliance with any administrative processes and safeguards designed to confirm that the benefit determination was in accord with the Plan and that Plan provisions, where appropriate, have been applied consistently regarding similarly situated individuals.

Article 12 – Code Section 409A Savings Clause

It is the intention of the Company that deferrals of compensation under this Plan shall comply in all respects with Code section 409A. Should it be determined that any provision or feature of the Plan is not in compliance with Code section 409A, that provision or feature shall be null and void to the extent required to avoid the noncompliance with Code section 409A. To the extent taxation of a Participant is required under Code section 409A, the Participant’s Account shall be distributed to the Participant in an amount equal to the amount required to be included in income under Code section 409A less any required income and payroll tax withholdings under Federal, state, local or other tax laws.

Article 13 – Miscellaneous

13.1	Governing Law. This Plan shall be subject to and governed by the laws of the State of Washington, except to the extent preempted by federal law.

13.2	Execution. This Plan may be adopted, amended, or terminated by an appropriate instrument signed by any four members of the Costco Benefits Committee, if such a committee has been appointed, and if not, by resolution of Costco’s Board of Directors.

Dated: September 8, 2008	Costco Benefits Committee

By: /s/ Charles Burnett	By: /s/ Julie Cruz
Charles Burnett	Julie Cruz

By: /s/ John Eagan	By: /s/ Richard Galanti
John Eagan	Richard Galanti

By: /s/ Bob Hicok	By: /s/ John Matthews
Bob Hicok	John Matthews

By: /s/ Monica Smith	By: /s/ Jay Tihinen
Monica Smith	Jay Tihinen

By: /s/ John McKay
John McKay

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